Exhibit 99.1

Contacts: Brian Lynch Lauren Scott (760) 931-1771

Bavan M. Holloway Named to Board of Directors of Callaway Golf Company

CARLSBAD, CA, December 6, 2021 /PRNewswire/ Callaway Golf Company (the “Company”) (NYSE:ELY) today announced that it has increased the size of the Company’s Board of Directors from twelve to thirteen members, and that Bavan M. Holloway has been appointed to the Board. She will begin serving immediately and will stand for election for a full one-year term at the Company’s 2022 Annual Meeting of Shareholders.

Ms. Holloway has over 30 years of broad finance and audit experience in complex and highly regulated business environments. She previously served as Vice President of Corporate Audit for The Boeing Company, among other senior finance roles, until her retirement in April 2020. Prior to joining Boeing in May 2002, Ms. Holloway spent 16 years at KPMG LLP primarily serving financial clients in Chicago and New York. She currently serves on the boards of directors of T-Mobile US, Inc. and TPI Composites Inc. Ms. Holloway holds a bachelor’s degree in business administration from the University of Tulsa and a master’s degree in financial markets and trading from the Illinois Institute of Technology. In October 2021, Ms. Holloway also received her CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute.

“We look forward to Bavan joining our board,” commented John F. Lundgren, Chairman of the Board of Directors of Callaway Golf Company. “She is an exceptional talent with vast knowledge and expertise in auditing and finance, and we are confident that her experiences and leadership will be invaluable to Callaway’s ongoing success.”

“I’m extremely pleased to welcome Bavan to the Callaway team,” said Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. “With the company continuing to grow rapidly and expand beyond the traditional golf equipment space, we are excited to welcome a new director with such strong experience and financial expertise. Bavan will further strengthen what I believe is already a very impressive and productive board.”

The addition of Ms. Holloway expands the Board to a total of thirteen members, including John F. Lundgren (Chairman), Erik J Anderson (Vice Chairman), Samuel H. Armacost, Scott H. Baxter, Oliver G. (“Chip”) Brewer III, Thomas G. Dundon, Laura J. Flanagan, Russell L. Fleischer, Scott M. Marimow, Adebayo O. Ogunlesi, Linda B. Segre and Anthony S. Thornley. The Company’s Bylaws mandate that the Company’s Board consist of not less than six nor more than fifteen members, of which the substantial majority must be independent. With the addition of Ms. Holloway as an independent director, eleven of the thirteen Board members qualify as independent under applicable standards. For more on the Company’s Board of Directors, visit the Investor Relations section of the Company’s website at http://ir.callawaygolf.com/.

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About Callaway Golf Company

Callaway Golf Company (NYSE: ELY) is an unrivaled tech-enabled golf company delivering leading golf equipment, apparel and entertainment, with a portfolio of global brands including Callaway Golf, Topgolf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories, and provides world-class golf entertainment experiences through Topgolf, its wholly-owned subsidiary. For more information please visit www.callawaygolf.com, www.topgolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.